Exhibit 10.3

INVESTOR RIGHTS AGREEMENT

7.	Drag-Along Rights	25
7.1	Participation	25
7.2	Sale Notice	25
7.3	Shares to be Sold in a Drag-Along Sale	25
7.4	Conditions of Sale	26
7.5	Expenses	26
7.6	Cooperation	26
7.7	Consummation of Sale	26

8.	Additional Covenants	27
8.1	Insurance	27
8.2	Employee Agreements	27
8.3	Successor Indemnification	27
8.4	Indemnification Matters	27
8.5	Termination of Covenants	28

9.	Miscellaneous	28
9.1	Successors and Assigns	28
9.2	Governing Law	29
9.3	Counterparts	29
9.4	Titles and Subtitles	29
9.5	Notices	29
9.6	Amendments and Waivers	30
9.7	Severability	30
9.8	Aggregation of Stock	31
9.9	Additional Investors	31
9.10	Entire Agreement	31
9.11	Dispute Resolution	31
9.12	Waiver of Jury Trial	31
9.13	Delays or Omissions	32

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), is made as of the 26 day of July, 2018, by and among Rokk3r Inc., a Nevada corporation (the “Company”), 10X Capital Management Limited and any additional investor that becomes a party to this Agreement in accordance with Subsection 9.9 hereof (each, an “Investor”).

RECITALS

WHEREAS, Rokk3r Labs LLC, a Florida Limited Liability Company (“Labs”), Company and 10X Capital Management Limited are parties to that certain Stock Purchase Agreement of even date herewith (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, the Company has duly authorized the issue of up to 4,687,500 shares of its Series B Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”) of the Company; and

WHEREAS, in order to induce Labs and Company to enter into the Purchase Agreement and to induce 10X Capital Management Limited to purchase the Preferred Stock from the Company pursuant to the Purchase Agreement, the Investors and Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive certain information from Labs and the Company, and to participate in future equity offerings by Company, and shall govern certain other matters as set forth in this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions.  For purposes of this Agreement:

1.1 “Advisory Board” means the advisory board established by the Board of Directors of the Company to offer the Board and the Company strategic ideas and advice regarding potential businesses expansion and strategy of the Company as mandated from time-to-time by the Board of Directors, including development and location of Rokk3r Hubs, opportunity identification, pilot program identification and execution, deal origination, acquisitions and mergers and representation of the Company and its brand.

1.2 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

1.3 “Certificate of Incorporation” means the Company’s Certificate of Incorporation, as amended and/or restated from time to time.

1.4 “Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

1.5 “Common Stock Equivalents” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock.

1.6 “Corporate Educational Services” has the meaning set forth in Subsection 3.5.

1.7 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.8 “Deemed Liquidation Event” shall mean any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, a merger or consolidation of the Company where the Company is not a surviving entity, or a sale of all or substantially all of the assets of the Company.

1.9 “Demand Notice” has the meaning set forth in Subsection 2.2(a).

1.10 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.11 “Drag-along Notice” has the meaning set forth in Subsection 7.2.

1.12 “Drag-along Sale” has the meaning set forth in Subsection 7.1.

1.13 “Drag-along Stockholder” has the meaning set forth in Subsection 7.1.

1.14 “Dragging Stockholder” has the meaning set forth in Subsection 7.1.

1.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.16 “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; or (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities.

1.17 “Exempt Issuance” means

(A) Any shares of Common Stock or Common Stock Equivalents issued in connection with mergers, acquisitions, joint ventures or similar actions undertaken by the Company or any of its subsidiaries, in each case, in connection with a transaction in which the Corporation directly or indirectly acquires another business or its tangible or intangible assets;

(B)                 Any securities issued upon the exercise or exchange of or conversion of any securities issued pursuant to the Preferred Stock and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the issuance of the Preferred Stock, provided that such securities have not been amended since such date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, exclusive of an aggregate of the 1,000,000 shares of Common Stock issued to or to be issued to Firstfire Global Opportunities Fund, LLC (“Firstfire”) pursuant to the terms of an Amendment to Settlement Agreement and Stipulation entered into between the Corporation and Firstfire dated June 15, 2018;

(C) Any shares of Common Stock or Common Stock Equivalents issued to officers, directors, employees or agents of the Company or any of its subsidiaries for compensatory purposes; and

(D) Any shares of Common Stock or Common Stock Equivalents issued to contracting parties of the Company or its subsidiaries in connection with agreements between such parties that are primarily related to the operations of the Company or its subsidiaries and are not for a capital-raising purpose such as, for example and without limitation, issuances that are made to independent contractor or vendors of the Company or its subsidiaries in lieu of cash or other payments.

1.18 “Form S‑1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.19 “Form S‑3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.20 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.21 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.22 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.23 “Independent Third Party” means, with respect to any stockholder, any Person who is not an Affiliate of such stockholder.

1.24 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.25 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.26 “Major Investor” means 10X Capital Management Limited, so long as, individually or together with the Major Investor’s Affiliates, holds at least 75% of the Registrable Securities that are issued on the date hereof.

1.27 “Major Investor Designee” has the meaning set forth in Subsection 3.3(a).

1.28 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.29 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.30 “Preferred Stock” has the meaning set forth in the Recitals.

1.31 “Pro Rata Portion” means, with respect to the number of shares of Common Stock to be sold by each stockholder pursuant to Subsection 6.3(b), the number of shares of Common Stock equal to the product of (x) the total number of shares of Common Stock the Proposed Transferee proposes to purchase and (y) a fraction (A) the numerator of which is equal to the number of shares of Common Stock then held by such stockholder and (B) the denominator of which is equal to the number of shares then held by all of the stockholders (including, for the avoidance of doubt, the Selling Stockholder).

1.32 “Proposed Transferee” has the meaning set forth in Subsection 6.1.

1.33 “Registrable Securities” means  (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i)-(ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 9.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement.

1.34 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.35 “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b) hereof.

1.36 “Sale Notice” has the meaning set forth in Subsection 6.2.

1.37 “SEC” means the Securities and Exchange Commission.

1.38 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.39 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.40 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.41 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder’s counsel borne and paid by the Company as provided in Subsection 2.6.

1.42 “Selling Stockholder” has the meaning set forth in Subsection 6.1.

1.43 “Tag-along Notice” has the meaning set forth in Subsection 6.3(a).

1.44 “Tag-along Period” has the meaning set forth in Subsection 6.3(a).

1.45 “Tag-along Sale” has the meaning set forth in Subsection 6.1.

1.46 “Tag-along Stockholder” has the meaning set forth in Subsection 6.1.

1.47 “Think Phase Services” has the meaning set forth in Subsection 3.4.

2. Registration Rights.  The Company covenants and agrees as follows:

2.1 Company Registration.  If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration.  Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration to the extent such securities are permitted to be registered under the Securities Act.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.1 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration.  The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.2                Demand Registration.

(a) Form S-1 Demand.  If at any time after one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of at least 75% of the Registrable Securities issued on the date hereof that the Company file a Form S-1 registration statement with respect to 25% of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $5 million), then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.2(c) and 2.3, provided however, the amount of Registrable Securities to be included in the Form S-1 shall not exceed the amount permitted to be registered under the Securities Act.

(b) Form S-3 Demand.  If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least 75% of the Registrable Securities issued on the date hereof that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $1 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.2(c) and 2.3, provided however, the amount of Registrable Securities to be included in the Form S-3 shall not exceed the amount permitted to be registered under the Securities Act.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.2(c) a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than sixty (60) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.2(a) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.2(a).  The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.2(a) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.2(b) within the twelve (12) month period immediately preceding the date of such request.  A registration shall not be counted as “effected” for purposes of this Subsection 2.2(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.7, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.2(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Subsection 2.2(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Subsection 2.2(d).

2.3 Underwriting Requirements.

(a) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.1, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters (such underwriters shall be selected by the Company), and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company.  If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering.  If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder (on a fully diluted, as converted basis) or in such other proportions as shall mutually be agreed to by all such selling Holders. For purposes of the provision in this Subsection 2.3(a) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(b) If, pursuant to Subsection 2.2, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.2, and the Company shall include such information in the Demand Notice.  In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting (such underwriters shall be selected by the Company).  Notwithstanding any other provision of this Subsection 2.3, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities (on a fully diluted, as converted basis) owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) For purposes of Subsection 2.2, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(b), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company.  Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one-hundred-twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one-hundred-twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of securities of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one-hundred-twenty (120) day period shall be extended for up to ninety (90) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration.  All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of counsel for the selling Holders, shall be borne and paid by the Company.  All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsection 2.2, as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsection 2.2.  All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification.  If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof.  The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one  separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.  The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act.  With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-1 or Form S‑3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-1 or Form S‑3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-1 or Form S‑3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of more than 50% of the Preferred Stock issued on the date hereof, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder or prospective holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include; provided that this limitation shall not apply to Registrable Securities acquired by any additional Investor that becomes a party to this Agreement in accordance with Subsection 9.9.

2.11 “Market Stand‑off” Agreement.  Each Holder hereby agrees that it will not, without the prior written consent of the underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of equity securities under the Securities Act on a registration statement on Form S-1, and ending on the date specified by the Company and the underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto)), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.  The foregoing provisions of this Subsection 2.11 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions.  The underwriters in connection with such registration are intended third‑party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.  Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto.

2.12 Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act.  A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION ARE NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.

(c) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2.  Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer.  Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed  sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company.  The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.12.  Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13 Termination of Registration Rights.  The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsection 2.1 or Subsection 2.2 shall terminate upon the earliest to occur of (a) the closing of a Deemed Liquidation Event; and (b) the third (3rd) anniversary of the IPO.

3. Information and Observer Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to the Major Investor:

(a) as soon as practicable, but in any event within ninety to one-hundred-twenty (90-120) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Subsection 3.1(c)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants;

(b) as soon as practicable, but in any event within forty‑five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)  as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company; and

(d)  such other information relating to the financial condition, equity ownership, business, prospects, or corporate affairs of the Company as the Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date thirty to sixty (30-60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection.  The Company shall permit the Major Investor, at the Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Advisory Board Rights.

(a) For a period of no less than two (2) years after the issuance of the Preferred Stock, the Company shall invite two (2) representatives of Major Investor (the “Major Investor Designees”) to attend all meetings of the Advisory Board as members of the Advisory Board and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to other members of the Advisory Board at the same time and in the same manner as provided to such members.

(b) Such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest.

(c) The Company is authorized to compensate the Major Investor for the participation of the Major Investor Designees by issuing to the Major Investor 300,000 shares of the Company’s restricted Common Stock, with 50% of such shares vesting at twelve (12) months after the issuance date of the Preferred Stock and the 50% remaining balance vesting at twenty-four (24) months after the issuance date of the Preferred Stock, so long as at least one (1) Major Investor Designee is a member of the Advisory Board at the time of vesting.

3.4 Think Phase Services. The Major Investor or up to two (2) affiliates of Major Investor shall be entitled to ten (10) weeks of Think Phase Services (as hereinafter defined). The Think Phase Services will be provided during normal business hours Monday through Friday at the offices of Major Investor in Colombia, South America. The term “Think Phase Services” means consulting services designed to help derive a roadmap to bring ideas to market. The Major Investor or its participating affiliate(s) shall be responsible for the Company’s reasonable out of pocket travel and lodging costs associated with providing the Think Phase Services.

3.5 Corporate Educational Courses. The Major Investor or one (1) affiliate of the Major Investor shall be entitled to one week of Corporate Educational Services (as hereinafter defined) that may be attended by up to ten (10) people. The Corporate Educational Services will be provided during normal business hours Monday through Friday at the offices of the Company in Miami, Florida. The term “Corporate Educational Services” means training designed to provide vision to life skills by offering guidance on how to develop the mindset, the skillset, and the support needed to find customers and launch products or services. The Major Investor or its participating affiliate shall be responsible for the Company’s reasonable out of pocket travel and lodging costs associated with providing the Corporate Educational Services.

3.6 Termination of Information and Advisory Board Rights.  The covenants set forth in Subsection 3.1, Subsection 3.2 and Subsection 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon the closing of a Deemed Liquidation Event, whichever event occurs first.

3.7 Confidentiality.  Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.7 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.7; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4. Option to Purchase Additional Preferred Stock.  At any time after the Commitment Period (as defined in the Purchase Agreement) has ended and not later than six (6) months after the date of the Initial Closing (as defined in the Purchase Agreement), promptly following notification to the Company, the Investor shall be entitled to purchase, and the Company shall sell and issue, Preferred Stock at a purchase price of $0.64 per share, in one purchase, up to the balance of the authorized, but unissued, shares of Preferred Stock not sold at the Initial Closing (as defined in the Purchase Agreement) and the Monthly Closings (as defined in the Purchase Agreement), up to an aggregate purchase price of $500,000, on the terms and conditions set forth in the Purchase Agreement.

5. Rights to Future Stock Issuances.

5.1 Right of First Offer.  Subject to the terms and conditions of this Subsection 5.1 and applicable securities laws and so long as the Investor is a Major Investor, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to the Major Investor.  The Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of the Major Investor (“Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner (x) agrees to enter into this Agreement, and (y) agrees to purchase at least such number of New Securities as are allocable hereunder to the Major Investor. The rights provided for in this Section shall not apply to an Exempt Issuance.

(a) The Company shall give notice (the “Offer Notice”) to the Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within ten (10) days after the Offer Notice is given, the Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by the Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by the Major Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and any other Derivative Securities then outstanding).  At the expiration of such twenty (20) day period, if the Major Investor elected to purchase or acquire all the shares available to it, then the Company shall promptly notify the Major Investor of any other investor’s failure to do likewise.  During the ten (10) day period commencing after the Company has given such notice, the Major Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which other investors were entitled to subscribe but that were not subscribed for which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by the Major Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares.  The closing of any sale pursuant to this Subsection 5.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 5.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 5.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 5.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investor in accordance with this Subsection 5.1.

(d) The right of first offer in this Subsection 5.1 shall not be applicable to (i) any Exempt Issuances; and (ii) shares of Common Stock issued in the IPO.

(e) Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Subsection 5.1, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities.  Such notice shall describe the type, price, and terms of the New Securities.  Each Major Investor shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by the Major Investor, maintain the Major Investor’s percentage-ownership position, calculated as set forth in Subsection 5.1(b) before giving effect to the issuance of such New Securities.

5.2 Termination.  The covenants set forth in Subsection 5.1 and Subsection 5.1(e) shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon the closing of a Deemed Liquidation Event, whichever event occurs first.

6. Tag-Along Rights.

6.2 Participation.  If at any time prior to an IPO, a stockholder who (together with its Affiliates) holds more than fifty (50)% of the outstanding Common Stock of the Company (the “Selling Stockholder”) proposes to sell any shares of its Common Stock to an Independent Third Party (the “Proposed Transferee”) and the Selling Stockholder cannot or has not elected to exercise drag-along rights (if any), each Investor (each, a “Tag-along Stockholder”) shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 6.  Sale Notice. Prior to the consummation of the sale described in Subsection 6.1, the Selling Stockholder shall deliver to the Company, which shall deliver to each Investor, a written notice (a “Sale Notice”) of the proposed sale subject to this Section 6 no more than ten (10) days after the execution and delivery by all the parties thereto of the definitive agreement entered into with respect to the Tag-along Sale and, in any event, no later than twenty (20) days prior to the closing date of the Tag-along Sale. The Tag-along Notice shall make reference to the Tag-along Stockholders’ rights hereunder and shall describe in reasonable detail: (i) the number of shares of Common Stock to be sold by the Selling Stockholder; (ii) the name of the Proposed Transferee; (iii) the per share purchase price and the other material terms and conditions of the sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; (iv) the proposed date, time and location of the closing of the sale; and (v) a copy of any form of agreement proposed to be executed in connection therewith.

6.3 Shares to be Sold in a Tag-Along Sale.

(a) Each Tag-along Stockholder shall exercise its right to participate in a sale of Common Stock by the Selling Stockholder subject to this Section 6 by delivering to the Selling Stockholder a written notice (a “Tag-along Notice”) stating its election to do so and specifying the number of shares of Common Stock to be sold by it no later than five (5) days after receipt of the Sale Notice (the “Tag-along Period”). The offer of each Tag-along Stockholder set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Stockholder shall be bound and obligated to sell in the proposed sale on the terms and conditions set forth in this Section 6. Each Tag-along Stockholder shall have the right to sell in a sale subject to this Section 6 the number of shares of Common Stock equal to the product obtained by multiplying (x) the number of shares of Common Stock held by the Tag-along Stockholder (including any amounts of Common Stock issued or issuable upon conversion of the Preferred Stock, which the Tag-along Stockholder will be required to convert immediately prior to the sale) by (y) a fraction (A) the numerator of which is equal to the number of shares of Common Stock the Selling Stockholder proposes to sell or transfer to the Proposed Transferee and (B) denominator of which is equal to the number of shares of Common Stock then owned by such Selling Stockholder.

(b) The Selling Stockholder shall use its commercially reasonable efforts to include in the proposed sale to the Proposed Transferee all of the shares of Common Stock that the Tag-along Stockholders have requested to have included pursuant to the applicable Tag-along Notices, it being understood that the Proposed Transferee shall not be required to purchase shares of Common Stock in excess of the number set forth in the Sale Notice. In the event the Proposed Transferee elects to purchase less than all of the shares of Common Stock sought to be sold by the Tag-along Stockholders, the number of shares to be sold to the Proposed Transferee by the Selling Stockholder and each Tag-along Stockholder shall be reduced so that each such stockholder is entitled to sell its Pro Rata Portion of the number of shares of Common Stock the Proposed Transferee elects to purchase (which in no event may be less than the number of shares of Common Stock set forth in the Sale Notice).

(c) Each Tag-along Stockholder who does not deliver a Tag-along Notice in compliance with Subsection 6.3(a) above shall be deemed to have waived all of such Tag-along Stockholder’s rights to participate in such sale, and the Selling Stockholder shall (subject to the rights of any participating Tag-along Stockholder) thereafter be free to sell to the Proposed Transferee its shares of Common Stock at a per share price that is no greater than the per share price set forth in the Sale Notice and on other same terms and conditions which are not materially more favorable to the Selling Stockholder than those set forth in the Sale Notice, without any further obligation to the non-accepting Tag-along Stockholders.

6.4 Consideration.  Each Investor participating in a sale pursuant to this Section 6 shall receive the same consideration per share after deduction of such Investor’s proportionate share of the related expenses in accordance with Subsection 6.6 below.

6.5 Conditions of Sale.  Each Tag-along Stockholder shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Stockholder makes or provides in connection with the Tag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Stockholder, the Tag-along Stockholder shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Selling Stockholder and each other Tag-along Stockholder severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties that do not relate to such Tag-along Stockholder shall be in an amount not to exceed the aggregate proceeds received by such Tag-along Stockholder in connection with any sale consummated pursuant to this Section 6.

6.6 Expenses.  The fees and expenses of the Selling Stockholder incurred in connection with a sale under this Section 6 and for the benefit of all Investors (it being understood that costs incurred by or on behalf of the Selling Stockholder for its sole benefit will not be considered to be for the benefit of all Investors), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by all the Investors on a pro rata basis, based on the consideration received by each Investor; provided, that no Investor shall be obligated to make any out-of-pocket expenditure prior to the consummation of the transaction consummated pursuant to this Section 6.

6.7 Cooperation.  Each Investor shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Selling Stockholder.

6.8 Deadline for Completion of Sale.  The Selling Stockholder shall have ninety (90) days following the expiration of the Tag-along Period in which to sell the shares of Common Stock described in the Sale Notice, on terms not more favorable to the Selling Stockholder than those set forth in the Sale Notice (which such ninety (90) day period may be extended for a reasonable time not to exceed one-hundred-twenty (120) days to the extent reasonably necessary to obtain any regulatory approvals). If at the end of such period the Selling Stockholder has not completed such sale, the Selling Stockholder may not then effect a sale of Common Stock subject to this Section 6 without again fully complying with the provisions of this Section 6.

6.9 Sales in Violation of the Tag-Along Right.  If the Selling Stockholder sells or otherwise transfers to the Proposed Transferee any of its shares of Common Stock in breach of this Section 6, then each Tag-along Stockholder shall have the right to sell to the Selling Stockholder, and the Selling Stockholder undertakes to purchase from each Tag-along Stockholder, the number of shares of Common Stock that such Tag-along Stockholder would have had the right to sell to the Proposed Transferee pursuant to this Section 6, for a per share amount and form of consideration and upon the term and conditions on which the Proposed Transferee bought such Common Stock from the Selling Stockholder, but without indemnity being granted by any Tag-along Stockholder to the Selling Stockholder; provided, that nothing contained in this Section 6 shall preclude any Investor from seeking alternative remedies against such Selling Stockholder as a result of its breach of this Section 6. The Selling Stockholder shall also reimburse each Tag-along Stockholder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Stockholder’s rights under this subsection (i).

6.10 Excepted Sales.  This Section 6 shall not apply to: (i) a sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; or (ii) sales in a distribution to the public (whether pursuant to a registered public offering, Rule 144 or otherwise).

7. Drag-Along Rights.

7.1             Participation.  If at any time, one or more stockholders (together with their respective Affiliates) who holds more than fifty (50)% of the outstanding Common Stock of the Company (the “Dragging Stockholder”), receives a bona fide offer from an Independent Third Party to purchase in one transaction, or a series of related transactions, all of such stockholder’s outstanding Common Stock (a “Drag-along Sale”), the Dragging Stockholder shall have the right to require that each Investor (each, a “Drag-along Stockholder”) participates in such sale in the manner set forth in this Section 7; provided, however, that no Drag-along Stockholder shall be required to transfer or sell any of its Common Stock if the consideration for the Drag-along Sale is other than cash.

7.2              Sale Notice.  The Dragging Stockholder shall exercise its rights pursuant to this Section 7 by delivering a written notice (the “Drag-along Notice”) to the to the Company, which shall deliver to each Drag-along Stockholder no more than ten (10) days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Drag-along Sale and, in any event, no later than twenty (20) days prior to the closing date of such Drag-along Sale. The Drag-along Notice shall make reference to the Dragging Stockholder’s rights and obligations hereunder and shall describe in reasonable detail: (i) the name of the person or entity to whom the shares of Common Stock are proposed to be sold; (ii) the proposed date, time and location of the closing of the Drag-along Sale; (iii) the per share purchase price and the other material terms and conditions of the Drag-along Sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and(iv) a copy of any form of agreement proposed to be executed in connection therewith.

7.3               Shares to be Sold in a Drag-Along Sale.  Subject to Subsection 7.4, each Drag-along Stockholder shall sell in the Drag-along Sale all of the shares of Common Stock held by such Drag-along Stockholder. Each Investor holding stock other than Common Stock shall convert such stock into Common Stock immediately prior to such sale.

7.4                  Conditions of Sale.  The consideration to be received by a Drag-along Stockholder shall be the same form and amount of consideration per share of Common Stock to be received by the Dragging Stockholder (or, if the Dragging Stockholder is given an option as to the form and amount of consideration to be received, the same option shall be given) and the terms and conditions of such sale shall, except as otherwise provided in the immediately succeeding sentence, be the same as those upon which the Dragging Stockholder sells its Common Stock. Each Drag-along Stockholder shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Dragging Stockholder makes or provides in connection with the Drag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Dragging Stockholder, the Drag-along Stockholder shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Dragging Stockholder and each Drag-along Stockholder severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Stockholder and each Drag-along Stockholder, in each case in an amount not to exceed the aggregate proceeds received by the Dragging Stockholder and each such Drag-along Stockholder in connection with the Drag-along Sale; and provided further, that a Drag-along Stockholder shall not be required to agree to a non-competition covenant.

7.5                Expenses.  The fees and expenses of the Dragging Stockholder incurred in connection with a Drag-along Sale and for the benefit of all Investors (it being understood that costs incurred by or on behalf of a Dragging Stockholder for its sole benefit will not be considered to be for the benefit of all Investors), to the extent not paid or reimbursed by the Company or the Independent Third Party, shall be shared by all the Investors on a pro rata basis, based on the consideration received by each Investor; provided, that no Investor shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-along Sale.

7.6                 Cooperation.  Each Investor shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Stockholder.

7.7                 Consummation of Sale.  The Dragging Stockholder shall have ninety (90) days following the date of the Drag-along Notice in which to consummate the Drag-along Sale, on the terms set forth in the Drag-along Notice (which such ninety (90) day period may be extended for a reasonable time not to exceed one-hundred-twenty (120) days to the extent reasonably necessary to obtain any regulatory approvals). If at the end of such period the Dragging Stockholder has not completed the Drag-along Sale, the Dragging Stockholder may not then effect a transaction subject to this Section 7 without again fully complying with the provisions of this Section 7.

8. Additional Covenants.

8.1 Insurance.  The Company shall obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers Directors and Officers liability insurance, each in an amount and on terms and conditions satisfactory to the Company Board of Directors, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Company Board of Directors determines that such insurance should be discontinued, provided however, the Company shall have no obligation to obtain such insurance if it is not available at rates that are reasonable and customary for the Company’s industry.

8.2 Employee Agreements.  The Company will cause each Person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement.

8.3 Successor Indemnification.  If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Company Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be.

8.4  Indemnification Matters.  The Company hereby acknowledges that one (1) or more of the members nominated to serve on the Advisory Board by the Major Investor (each an “Investor Member”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Major Investor and certain of its Affiliates (collectively, the “Investor Indemnitors”).  The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Investor Member are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Investor Member are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Investor Member and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Investor Member to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Investor Member), without regard to any rights such Investor Member may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Investor Member with respect to any claim for which such Investor Member has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Member against the Company.  The Investor Member and the Investor Indemnitors are intended third‑party beneficiaries of this Subsection 8.4 and shall have the right, power and authority to enforce the provisions of this Subsection 8.4 as though they were a party to this Agreement.

8.5 Termination of Covenants. The covenants set forth in this Section 8, except for Subsections 8.3 and 8.4, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, whichever event occurs first.

9. Miscellaneous.

9.1 Successors and Assigns.  The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 75% of the Registrable Securities issued on the date hereof; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11.  For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

9.2 Governing Law.  This Agreement shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

9.3 Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.4 Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

9.5 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) on the date sent, if provided below, e-mail (with confirmation of receipt, such as by the “return receipt requested” function, as available, express email response or other express written acknowledgment) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (iii) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 9.5.  If notice is given to the Company, a copy shall also be sent to Legal & Compliance, LLC, Attention: Laura Anthony and Lazarus Rothstein, 330 Clematis Street, Suite 217, West Palm Beach, FL 33401, email: lanthony@legalandcompliance.com and lrothstein@legalandcompliance.com and if notice is given to the Major Investor, a copy shall also be given to Arnold & Porter, Attention: Robert Azarow, 250 West 55th Street, New York, NY 10019-9710, Email: Robert.Azarow@arnoldporter.com.

9.6 Amendments and Waivers.  Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Subsection 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.  Notwithstanding the foregoing, (a) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 5 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction) and (b) Subsections 3.1 and 3.2, Section 5 and any other section of this Agreement applicable to the Major Investors (including this clause (b) of this Subsection 9.6) may not be amended, modified, terminated or waived without the written consent of the holders of at least a majority of the Registrable Securities then outstanding and held by the Major Investor.  Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Investor who becomes a party to this Agreement in accordance with Subsection 9.9.  The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver.  Any amendment, modification, termination, or waiver effected in accordance with this Subsection 9.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto.  No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

9.7 Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

9.8 Aggregation of Stock.  All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

9.9 Additional Investors.  Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder.  No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

9.10 Entire Agreement.  This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

9.11 Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

9.12 Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

9.13 Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ROKK3R INC. By /s/ Nabyl Charania Name: Nabyl Charania Title: CEO Address: 2121 NW 2nd Ave #203 Miami, FL 33127 Email Address:
10X CAPITAL MANAGEMENT LIMITED By /s/ Jonathan Sanchez-Jaimes Name: Jonathan Sanchez-Jaimes Title: Director Address: Clarendon House, 2 Church Street Hamilton, HM 11, Bermuda Email Address:

[Signature Page to Investor Rights Agreement]

SCHEDULE A

Investors

Investor Name: 10X Capital Management Limited
Address:
Phone Number:
Email: